Exhibit 4.1

LOAN MODIFICATION AGREEMENT

THIS LOAN MODIFICATION AGREEMENT, is made as of the 21st day of December, 2016, by and between OPTICAL CABLE CORPORATION, a Virginia corporation (the “Borrower”), and BANK OF NORTH CAROLINA, a North Carolina banking corporation (the “Lender”).

RECITALS

A.     The Borrower and the Lender entered into that certain Credit Agreement dated April 26, 2016 (the “Credit Agreement”). Pursuant to the Credit Agreement, the Borrower made and delivered the Revolving Credit Note, the Term Loan A Note, and the Term Loan B Note, payable to the order of the Lender, as described in the Credit Agreement.

B.     The Borrower and the Lender desire to amend and modify the terms of the Credit Agreement, the Revolving Credit Note, the Term Loan A Note, and the Term Loan B Note, as provided herein. The Lender is the holder of the Revolving Credit Note, the Term Loan A Note, and the Term Loan B Note.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:

1.     The foregoing recitals are incorporated in and constitute terms of this Agreement.

2.     Capitalized terms contained in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

3.     The Credit Agreement is amended and modified as follows:

(a)     The definition of “Applicable Margin” as set forth in Annex A to the Credit Agreement is hereby amended and modified to provide as follows: “Applicable Margin” means two hundred fifty basis points (2.50%), effective January 1, 2017.

(b)     The following sentence is added to the end of the definition of “LIBOR Adjusted Rate” in Annex A to the Credit Agreement: Notwithstanding any other provision of the Credit Agreement or the Revolving Credit Note, the LIBOR Adjusted Rate shall never be less than 2.50 percent (2.50%) per annum.

4.     The Revolving Credit Note is amended and modified by adding the following sentence to the end of the first paragraph of Section 3 of the Revolving Credit Note: Notwithstanding any other provision of the Credit Agreement or the Revolving Credit Note, the LIBOR Adjusted Rate shall never be less than 2.50 percent (2.50%) per annum.

5.     The Term Loan A Note is amended and modified as follows:

(a)     Change in Interest Rate: The interest rate of four and 25/100 percent (4.25%) per annum as stated in Section 2 of the Term Loan A Note, is hereby changed and reduced to three and 75/100 Percent (3.75%) per annum, effective as of January 1, 2017. All other provisions of Section 2 of the Term Loan A Note remain unchanged.

(b)     Change in Monthly Payment: Section 3(a) of the Term Loan A Note is hereby amended and modified to provide as follows:

3 (a) The Borrower shall make consecutive monthly payments of principal and accrued interest in the amount of $12,533.02 on the first day of each month commencing on May 1, 2016, and continuing through and including January 1, 2017; and the Borrower shall make consecutive monthly payments of principal and accrued interest in the amount of $12,077.06 on the first day of each month commencing on February 1, 2017, plus one final payment of principal and interest in the amount of $1,673,389.43 and all then outstanding principal, interest, fees, and costs due on April 30, 2018 (the “Term Loan A Termination Date”). A portion of the payment due on May 1, 2016, includes interest which has accrued under the Prior Note from April 1, 2016, through the date hereof.

6.     The Term Loan B Note is amended and modified as follows:

(a)     Change in Interest Rate: The interest rate of four and 25/100 percent (4.25%) per annum, as stated in Section 2 of the Term Loan B Note, is hereby changed and reduced to three and 75/100 Percent (3.75%) per annum, effective as of January 1, 2017. All other provisions of Section 2 of the Term Loan B Note remain unchanged.

(b)     Change in Monthly Payment: Section 3(a) of the Term Loan B Note is hereby amended and modified to provide as follows:

3 (a) The Borrower shall make consecutive monthly payments of principal and accrued interest in the amount of $36,426.17 on the first day of each month commencing on May 1, 2016, and continuing through and including January 1, 2017; and the Borrower shall make consecutive monthly payments of principal and accrued interest in the amount of $35,045.04 on the first day of each month commencing on February 1, 2017, plus one final payment of principal and interest in the amount of $4,855,818.34 and all then outstanding principal, interest, fees, and costs due on April 30, 2018 (the “Term Loan B Termination Date”). A portion of the payment due on May 1, 2016, includes interest which has accrued under the Prior Note from April 1, 2016, through the date hereof.

7.         Notices:  Section 10.3 of the Credit Agreement is hereby amended and modified to change the notice address of Lender to the following: "36 Church Avenue, SW, Roanoke, Virginia 24011, Attention: Shannon S. Miller."

8.         Reporting by E-mail: The following language is hereby added to the end of Section 10.3 of the Credit Agreement: "Notwithstanding anything to the contrary herein, Borrower may at its option deliver its quarterly and annual debt to worth ratio and any other debt covenant and financial reporting to Lender by electronic mail."

9.     Except as expressly amended and modified hereby, all terms and conditions of the Credit Agreement, the Revolving Credit Note, the Term Loan A Note, the Term Loan B Note, and the other Financing Documents remain unchanged, and of full force and effect in accordance with their terms. The amendments and modifications contained in this Agreement do not constitute or create a novation of the Credit Agreement, the Revolving Credit Note, the Term Loan A Note, the Term Loan B Note, or any of the other Financing Documents or the obligations of the Borrower evidenced thereby.

10.     The Borrower hereby acknowledges the Lender's performance of all of the Lender's obligations under the Financing Documents, ratifies all of the Financing Documents, as expressly amended and modified hereby, and certifies that they are enforceable in accordance with their terms, without defense or offset.

11.     The Borrower represents and warrants to the Lender to induce the Lender to enter into this Agreement, that the execution, delivery and performance of this Agreement has been duly authorized by all requisite action and such authorization has not been rescinded, and that all representations and warranties made by it in the Financing Documents are true, correct and enforceable on and as of the date hereof.

12.     The effective date of this Agreement shall be December 21, 2016.

13.     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties consent to the jurisdiction and venue of the courts of the Commonwealth of Virginia, specifically to the courts of the City of Roanoke, Virginia, and to the jurisdiction and venue of the United States District Court for the Western District of Virginia in connection with any action, suit or proceeding arising out of or relating to this Agreement.

14.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.     This Agreement may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Loan Modification Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[The signature pages follow]

Signature Page of Borrower

BORROWER:
Witness:	OPTICAL CABLE CORPORATION

/s/ Deborah C. Burch	By:	/s/ Tracy G. Smith	(Seal)
Name:		Tracy G. Smith
Chief Financial Officer & Senior Vice President

Signature Page of Lender

LENDER:
Witness:	BANK OF NORTH CAROLINA

/s/ Deborah C. Burch	By:	/s/ Shannon S. Miller	(Seal)
Name:		Shannon S. Miller
Vice President

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